UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)
                         INFORMATION TO BE INCLUDED IN
               STATEMENTS FILED PURSUANT TO RULE 13d-1(b), (c),
                        AND (d) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)



                          Resources Connection, Inc.
-------------------------------------------------------------------------------

                               (Name of Issuer)

                    Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------

                        (Title of Class of Securities)

                                   76122Q105
-------------------------------------------------------------------------------

                                (CUSIP Number)

                               December 31, 2001
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

|_|  Rule 13d-1(b)
|X|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G


    CUSIP No.  76122Q105                                            Page     2


1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person:


         Evercore Capital Partners L.P.

2    Check the Appropriate Box if a Member of a Group            (a)  |_|
                                                                 (b)  |X|

3    SEC Use Only


4    Citizenship or Place of Organization

         Delaware

NUMBER OF         5    Sole Voting Power

SHARES                    589,677

BENEFICIALLY      6    Shared Voting Power

OWNED BY EACH             0

REPORTING PERSON  7    Sole Dispositive Power

WITH                      589,677

                  8    Shared Dispositive Power

                          0

9    Aggregate Amount Beneficially Owned by Each Reporting Person

         589,677

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                           |_|

11   Percent of Class Represented by Amount in Row (9)

         2.78%

12   Type of Reporting Person (See Instructions)

         PN

                                 SCHEDULE 13G


    CUSIP No.  76122Q105                                            Page     3

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person:

          Evercore Capital Partners (NQ) L.P.

2    Check the Appropriate Box if a Member of a Group                 (a)  |_|
                                                                      (b)  |X|

3    SEC Use Only


4    Citizenship or Place of Organization

          Delaware

NUMBER OF         5    Sole Voting Power

SHARES                    142,094

BENEFICIALLY      6    Shared Voting Power

OWNED BY EACH             0

REPORTING PERSON  7    Sole Dispositive Power

WITH                      142,094

                  8    Shared Dispositive Power

                          0

9    Aggregate Amount Beneficially Owned by Each Reporting Person

          142,094

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                                           |_|

11   Percent of Class Represented by Amount in Row (9)

          0.670%

12   Type of Reporting Person (See Instructions)

                   PN

                                 SCHEDULE 13G


    CUSIP No.  76122Q105                                            Page     4

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person:

          Evercore Co-Investment Partnership L.P.

2    Check the Appropriate Box if a Member of a Group                 (a)  |_|
                                                                      (b)  |X|

3    SEC Use Only


4    Citizenship or Place of Organization

          Delaware

NUMBER OF         5    Sole Voting Power

SHARES                    61,363

BENEFICIALLY      6    Shared Voting Power

OWNED BY EACH             0

REPORTING PERSON  7    Sole Dispositive Power

WITH                     61,363

                  8    Shared Dispositive Power

                          0

9    Aggregate Amount Beneficially Owned by Each Reporting Person

          61,363

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                                        |_|

11   Percent of Class Represented by Amount in Row (9)

          .290%

12   Type of Reporting Person (See Instructions)

          PN

                                 SCHEDULE 13G


    CUSIP No.  76122Q105                                            Page     5

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person:

          Evercore Capital Offshore Partners L.P.

2    Check the Appropriate Box if a Member of a Group                 (a)  |_|
                                                                      (b)  |X|

3    SEC Use Only


4    Citizenship or Place of Organization

          Cayman Islands

NUMBER OF         5    Sole Voting Power

SHARES                   155,446

BENEFICIALLY      6    Shared Voting Power

OWNED BY EACH             0

REPORTING PERSON  7    Sole Dispositive Power

WITH                      155,446

                  8    Shared Dispositive Power

                          0

9    Aggregate Amount Beneficially Owned by Each Reporting Person

         155,446

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                                        |_|

11   Percent of Class Represented by Amount in Row (9)

          0.734%

12   Type of Reporting Person (See Instructions)

          PN

                                 SCHEDULE 13G


    CUSIP No.  76122Q105                                            Page     6

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person:

          Evercore Partners L.L.C.

2    Check the Appropriate Box if a Member of a Group                 (a)  |_|
                                                                      (b)  |X|

3    SEC Use Only


4    Citizenship or Place of Organization

          Delaware

NUMBER OF         5    Sole Voting Power

SHARES                    948,580

BENEFICIALLY      6    Shared Voting Power

OWNED BY EACH             0

REPORTING PERSON  7    Sole Dispositive Power

WITH                      948,580

                  8    Shared Dispositive Power

                          0

9    Aggregate Amount Beneficially Owned by Each Reporting Person

          948,580

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                                        |_|

11   Percent of Class Represented by Amount in Row (9)

          4.47%

12   Type of Reporting Person (See Instructions)

          CO

                                 SCHEDULE 13G

Item 1(a).    Name of Issuer:

     Resources Connection, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

     695 Town Center Drive, Suite 600
     Costa Mesa, California 92626

Item 2(a).    Name of Persons Filing:

     Evercore Capital Partners L.P.
     Evercore Capital Partners (NQ) L.P.
     Evercore Co-Investment Partnership L.P.
     Evercore Capital Offshore Partners L.P.
     Evercore Partners L.L.C.

Item 2(b).    Address of Principal Business Office or, if None, Residence:

     c/o Evercore Partners L.L.C.
     65 East 55th Street, 33rd Floor
     New York, NY 10022

Item 2(c).    Citizenship:

     See Item 4 of each cover page.

Item 2(d).    Title of Class of Securities:

     Common Stock, par value $0.01 per share

Item 2(e).    CUSIP Number:

     76122Q105

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  |_|  Broker or dealer registered under Section 15 of the Exchange Act.
     (b)  |_|  Bank as defined in section 3(a)(6) of the Exchange Act.
     (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) |_| Investment company registered under Section 8 of the Investment Company Act.

     (e)  |_|  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

     If this statement is filed pursuant to Rule 13d-1(c), check this box.|X|

Item 4.    Ownership.

     (a)  Amount Beneficially Owned

          Evercore Capital Partners L.P. holds directly, and has sole voting and dispositive power with respect to 589,677 shares of Common Stock. Evercore Capital Partners (NQ) L.P. holds directly, and has sole voting and dispositive power with respect to 142,094 shares of Common Stock. Evercore Co-Investment Partnership L.P. holds directly, and has sole voting and dispositive power with respect to 61,363 shares of Common Stock. Evercore Capital Offshore Partners L.P. holds directly, and has sole voting and dispositive power with respect to 155,446 shares of Common Stock. As the general partner with voting and investment control of Evercore Partners L.P., Evercore Capital Partners (NQ) L.P., Evercore Capital Offshore Partners L.P. and Evercore Co-Investment Partnership L.P., Evercore Capital Partners L.L.C. may be deemed to be the beneficial owner of the shares of Common Stock held by Evercore Partners L.P., Evercore Capital Partners (NQ) L.P., Evercore Capital Offshore Partners L.P and Evercore Co-Investment Partnership L.P..

     (b)  Percent of Class

          See Item 11 of each cover page, which is based upon Item 5 of each cover page. See Item 4(a).

     (c)  Number of shares as to which such person has:

           (i)      sole power to vote or to direct the vote

                    See Item 5 of each cover page.

           (ii)     shared power to vote or to direct the vote

                    See Item 6 of each cover page.

           (iii)    sole power to dispose or to direct the disposition of

                    See Item 7 of each cover page.

           (iv)     shared power to dispose or to direct the disposition of

                    See Item 8 of each cover page.

Item 5.    Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable.

Item 8.    Identification and Classification of Members of the Group.

     Not applicable.

Item 9.    Notice of Dissolution of Group.

     Not applicable.

Item 10.   Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                EVERCORE CAPITAL PARTNERS L.P.

                                By:   Evercore Partners L.L.C., general partner


                                   By: /s/ David G. Offensend
                                       Name:      David G. Offensend
                                       Title:       Managing Member

                                EVERCORE CAPITAL PARTNERS (NQ) L.P.

                                By:   Evercore Partners L.L.C., general partner


                                By:   /s/ David G. Offensend
                                      Name:    David G. Offensend
                                      Title:      Managing Member


                                EVERCORE CO-INVESTMENT PARTNERSHIP L.P.

                                By:   Evercore Partners L.L.C., general partner


                                By:   /s/ David G. Offensend
                                      Name:      David G. Offensend
                                      Title:       Managing Member


                                EVERCORE CAPITAL OFFSHORE PARTNERS L.P.

                                By:   Evercore Partners L.L.C., general partner


                                By:   /s/ David G. Offensend
                                      Name:      David G. Offensend
                                      Title:       Managing Member

                                EVERCORE PARTNERS L.L.C.


                                By:   /s/ David G. Offensend
                                      Name:      David G. Offensend
                                      Title:       Managing Member


January 31, 2002

                                   EXHIBITS

         Exhibit A -    Joint Filing Agreement

                            JOINT FILING AGREEMENT

     We, the signatories of the statement on Schedule 13G to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.

                              EVERCORE CAPITAL PARTNERS L.P.

                              By:    Evercore Partners L.L.C., general partner


                              By:      /s/ David G. Offensend
                                       Name:    David G. Offensend
                                       Title:    Managing Member

                              EVERCORE CAPITAL PARTNERS (NQ) L.P.

                              By:    Evercore Partners L.L.C., general partner


                              By:    /s/ David G. Offensend
                                     Name:      David G. Offensend
                                     Title:       Managing Member


                              EVERCORE CO-INVESTMENT PARTNERSHIP L.P.

                              By:    Evercore Partners L.L.C., general partner


                              By:    /s/ David G. Offensend
                                     Name:      David G. Offensend
                                     Title:       Managing Member

                              EVERCORE CAPITAL OFFSHORE PARTNERS L.P.

                              By:    Evercore Partners L.L.C., general partner


                              By:    /s/ David G. Offensend
                                     Name:      David G. Offensend
                                     Title:       Managing Member


                              EVERCORE PARTNERS L.L.C.


                              By:    /s/ David G. Offensend
                                     Name:      David G. Offensend
                                     Title:       Managing Member

January 31, 2002